EXHIBIT 99.1



                                   EXHIBIT A
                                   ---------

                        Approved Financial Information
                           As of September 30, 2001

As of September 30, 2001, December 31, 2000, and December 31, 1999, the Certificate Insurer had written directly or assumed through reinsurance, guaranties of approximately $352.9 billion, $326.8 billion, and $298.9 billion par value of securities, respectively (of which approximately 85 percent, 85 percent and 86 percent, respectively constituted guaranties of municipal bonds), for which it had collected gross premiums of approximately $2.57 billion, $2.47 billion and $2.37 billion, respectively. As of September 30, 2001, the Certificate Insurer had reinsured approximately 19 percent of the risks it had written, 29 percent through quota share reinsurance, 13 percent through excess of loss reinsurance, and 58 percent through facultative arrangements.

Capitalization

The following table sets forth the capitalization of the Certificate Insurer as of December 31, 1999, December 31, 2000, and September 30, 2001, respectively, on the basis of generally accepted accounting principles. No material adverse change in the capitalization of the Certificate Insurer has occurred since September 30, 2001.


                                                                                         (Unaudited)
                                                 December 31,        December 31,       September 30,
                                                     1999               2000                2001
                                                (In Millions)       (In Millions)       (In Millions)
                                                -------------       -------------       -------------
Unearned Premiums                                      $579               $581              $591
Other Liabilities                                       180                225               258
Stockholder's Equity
     Common Stock                                        15                 15                15
     Additional Paid-in Capital                         384                384               384
     Accumulated Other Comprehensive
        Income                                          (47)                23                31
     Retained Earnings                                1,687              1,608             1,569
                                                     ------             ------             -----
Total Stockholder's Equity                            2,039              2,030             1,999
                                                     ------             ------             -----
Total Liabilities and
  Stockholder's Equity                               $2,798             $2,836            $2,848
                                                     ======             ======            ======



For further financial information concerning the Certificate Insurer, see the audited financial statements and the interim financial statements of the Certificate Insurer included as Appendix A and Appendix B.

Copies of the Certificate Insurer's quarterly and annual statutory statements filed by the Certificate Insurer with the New York Insurance Department are available upon request to Financial Guaranty Insurance Company, 125 Park Avenue, New York, New York 10017, Attention: Corporate Communications Department. The Certificate Insurer's telephone number is (212) 312-3000.

The Certificate Insurer does not accept any responsibility for the accuracy or completeness of this Prospectus or any information or disclosure contained herein, or omitted here from, other than with respect to the accuracy of information regarding the Certificate Insurer and the Certificate Insurance Policy set forth under the headings "The Certificate Insurance Policy" and "The Certificate Insurer" and in Appendix A and Appendix B.